EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with each other of the attached Statement on Schedule 13D and to all amendments to such Statement.

IN WITNESS WHEREOF, the undersigned hereby executed this Agreement as of this 29th day of March 2018.

TEMASEK HOLDINGS (PRIVATE) LIMITED

By:	/s/ Christina Choo Soo Shen
Name: Christina Choo Soo Shen
Title: Authorized Signatory

TEMBUSU CAPITAL PTE. LTD.

By:	/s/ Cheong Kok Tim
Name: Cheong Kok Tim
Title: Director

BARTLEY INVESTMENTS PTE. LTD.

By:	/s/ Poy Weng Chuen
Name: Poy Weng Chuen
Title: Director